As filed with the Securities and Exchange Commission on April 19, 2024
Registration Statement No.  333−

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	88-0464853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 S. E. 2nd Avenue, Suite 2000 Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)
Ontrak, Inc. 2017 Stock Incentive Plan
(Full title of the plan)

Brandon H. LaVerne
Chief Executive Officer
c/o Ontrak, Inc.
333 S. E. 2nd Avenue, Suite 2000
Miami, Florida 33131
(Name and address of agent for service)
(310) 444-4300
(Telephone number, including area code, of agent for service)

With a copy to:
John Tishler, Esq.
Edwin Astudillo, Esq.
Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 100
San Diego, California 92130

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐
This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
STATEMENT OF INCORPORATION BY REFERENCE

Ontrak, Inc. (the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering additional shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), under the Company’s 2017 Stock Incentive Plan (the “2017 Plan”). The number of shares of Common Stock available for issuance under the 2017 Plan shall be increased on the first day of each fiscal year of the Company during the period beginning in fiscal year 2018 and ending on the second day of fiscal year 2027 by an amount equal to the lesser of (a) 1,658,654 shares of Common Stock or the equivalent of such number of shares of Common Stock after the administrator of the 2017 Plan, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance the 2017 Plan; (b) 3.0% of the number of outstanding shares of Common Stock on that date; and (c) an amount determined by the Company’s board of directors (the “Evergreen Provision”). This Registration Statement registers an aggregate of 1,154,009 additional shares of Common Stock available for issuance under the 2017 Plan as a result of an increase under the Evergreen Provision.

This Registration Statement relates to securities of the same class as those to which prior effective registration statements on Form S-8 (File Nos. 333-222276, 333-229717, 333-251965, 333-261976, 333-267316, and 333-269341) relate (the “Existing S-8s”), and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Existing S-8s, except as otherwise set forth in this Registration Statement, are incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of Ontrak, Inc., incorporated by reference to Appendix A to Registrant’s Definitive Schedule 14C filed with the Securities and Exchange Commission on October 4, 2019.

3.2
Certificate of Amendment of the Certificate of Incorporation of Ontrak, Inc., incorporated by reference to Exhibit 3.1 of Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2020.

3.3
Certificate of Designations regarding Registrant’s 9.50% Series A Cumulative Perpetual Preferred Stock, incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2020.

3.4
Amendment No. 1 to Certificate of Designations regarding the Registrants 9.50% Series A Cumulative Perpetual Preferred Stock, incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2020.

3.5
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Ontrak, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2023.

3.6
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Ontrak, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2023.

3.7	Amended and Restated Bylaws of Ontrak, Inc., effective August 4, 2023 (incorporated herein by reference to Exhibit 3.1 of the Company's Form 8-K filed with the SEC on August 4, 2023).
5.1*	Opinion of Sheppard, Mullin, Richter & Hamilton LLP.
23.1*	Consent of Sheppard, Mullin, Richter & Hamilton LLP (included in Exhibit 5.1).
23.2*	Consent of EisnerAmper LLP.
24.1*	Power of Attorney (included on signature pages).
99.1	Ontrak, Inc, 2017 Stock Incentive Plan, incorporated by reference to Exhibit B of Catasys, Inc.’s Preliminary Information Statement on Schedule 14C filed with the SEC on February 28, 2017.
107.1*	Calculation of Filing Fee Table.
__________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 19th day of April, 2024.
Ontrak, Inc.
By:    /s/ Brandon H. LaVerne
Name:    Brandon H. LaVerne
Title:    Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Brandon H. LaVerne and James J. Park his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brandon H. LaVerne	Chief Executive Officer	April 19, 2024
Brandon H. LaVerne	(Principal Executive Officer)

/s/ James J. Park	Chief Financial Officer	April 19, 2024
James J. Park	(Principal Financial and Accounting Officer)

/s/ Michael Sherman	Chairman of the Board of Directors	April 19, 2024
Michael Sherman

/s/ Richard A. Berman	Director	April 19, 2024
Richard A. Berman

/s/ James M. Messina	Director	April 19, 2024
James M. Messina

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